Exhibit 4.66

THIS NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

AMYRIS, INC.

NOTE

No. A-1	$25,000,000

  Amyris, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to WUTIAN SUPPLY CHAIN CORPORATION LIMITED, or registered assigns (“Holder”), the principal sum of hereof, which shall be no more than Twenty-Five Million Dollars ($25,000,000), no later than December 31, 20121 and to pay interest thereon, from the date of each Note, or from the most recent interest payment date to which interest has been paid on such Note, quarterly on March 31, June 30, September 30 and December 31 in each year, commencing March 31, 2017, at the rate of 2.5% per quarter (calculated on a simple interest basis) until the principal hereof is due and in the manner set forth below.

    Payment of the principal of this Note shall be made upon the surrender of this Note to the Company, at its chief executive office (or such other office within the United States as shall be designated by the Company to the holder hereof) (the “Designated Office”), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Payment of interest in cash and all other amounts payable in cash with respect to this Note shall be made by wire transfer to the holder, provided that if the holder shall not have furnished wire instructions in writing to the Company no later than the business day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Company security register.

Capitalized terms used and not otherwise defined herein shall have the respective meanings given to those terms in Section 4 hereof.

    1.  Redemption.  This Note is subject to redemption, as a whole or from time to time in part (in any amount that is an integral multiple of $1,000), upon not less than five (5) days’ prior written notice in the manner provided in Section 5(b) hereof , at the election of the Company, at a redemption price of 100% of the principal amount hereof, together with accrued interest to the redemption date, but interest installments whose stated maturity is on or prior to such redemption date will be payable to the holder of this Note, or one or more predecessor Securities, of record at the close of business on the relevant record dates referred to on the face hereof.

    2.  Certain Covenants. Until the Obligations hereunder are paid in full:

(a)	The Company will maintain or cause to be maintained its and each of its Subsidiaries' corporate or other organizational existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b)	The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulation and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and which would not reasonably be expected to have, a Material Adverse Effect.

The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it and all lawful claims which, if unpaid, might become a Lien upon any properties of the Company or any of its Subsidiaries; provided that, neither the Company nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

(c)	The Company will, and will cause each of its Subsidiaries to, (A) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are customarily carried by persons conducting businesses similar to those of the Company and its Subsidiaries and (B) promptly upon the holder's request, furnish to the holder such information about such insurance as the holder may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the holder.

(d)	Neither the Company nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its Equity Securities other than dividends paid on the Common Stock paid solely in Common Stock; (ii) purchase redeem, retire, defease or otherwise acquire for value any of its Equity Securities; (iii) return any capital to any holder of its Equity Securities; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided that any Subsidiary may pay cash dividends to the Company.

(e)	Neither the Company nor any of its Subsidiaries shall make any payment or distribution in cash to any stockholder or Affiliate of the Company other than payments or distributions made in the ordinary course of business.

    3.  Events of Default.

(a)     “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	default in the payment of any principal upon this Note when it becomes due and payable, following a 10 day cure period; or

(ii)	default in the payment of any interest upon this Note when it becomes due and payable for a cure period of ten (10) days after notice; or

(iii)	the Company and/or the Company’s business partner, directly or indirectly, sells farnesene for purpose of Vitamin E production to any other vitamin E, or vitamin E ingredients, manufacturer other than Nenter & Co., Inc. (“Nenter”); or

(iv)	the Company and/or its subsidiary(ies) and/or the Company’s qualified third-party contract manufacturer fail more than two times in any calendar year to satisfy the quantity demand (exceeding a 5% order quantity variance) of Farnesene from Nenter as required by Section 2.3 of the Renewable Farnesene Supply Agreement between the Company and Nenter dated April 26, 2016, including but not limited to the suspension or discontinue of such supply, and subject to Force Majeure, Section 8.9; provided such supply quantity is communicated to Amyris by Nenter 90 days before issuing the purchase order, the delivery date is reasonable for the amount of Farnesene, and that Nenter is not in default under the Supply Agreement.

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(b)	default in the performance, or breach, of any covenant of the Company herein (other than a default in the performance or breach of which is specifically dealt with elsewhere in this Section 3(a)) and continuance of such default or breach for a period of 45 days after there has been given, in the manner set forth in Section 5(b), to the Company by the holder of this Note a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder;

(c)	the entry by a court having jurisdiction in the premises of (x) a decree or order for relief in respect of the Company or any Significant Subsidiary (as defined below) in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its or their respective property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(d)	the commencement by the Company or any Significant Subsidiary of a voluntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company or a Significant Subsidiary, or the filing by either the Company or a Significant Subsidiary of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of the property of either the Company or any Significant Subsidiary, or the making by either the Company or any Significant Subsidiary of an assignment for the benefit of creditors, or the admission by either the Company or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

(e)	The Company will give the holder of this Note notice, within two Trading Days of the occurrence thereof, of any Event of Default or any event that, with the giving of notice or passage of time or both, would become an Event of Default. Such notice shall be given in the manner provided in Section 5(b).

(f)	At any time when the holder of this Note may exercise its rights under this Section 3 with respect to an Event of Default, the Company shall provide the holder within three (3) business days such information as the holder may reasonably request to establish any assertion by the Company under this Section 3(h).

(g)	Remedy for Specified Defaults. If an Event of Default specified in Section 3(a)(i) or 3(a)(ii) or 3(a) (iii) or 3(a)(iv) occurs, the Company shall grant to Nenter the global exclusive license for the Intellectual Property specified in Schedule I of the Credit Agreement for the production of Vitamin E with no charges or royalties, including the latest necessary fermentation, strain related technical indices, processes, drawings, technical information, specifications and free technical service to ensure Nenter will be capable of manufacturing farnesene independently by itself through the use of such Intellectual Property.

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For the avoidance of doubt, failure or delay to give Notice of Default by the Lender to the Company does not construed as any waive for remedies for the Lender, and does not make the Company exempt from its default responsibilities.

(h)	Additionally Remedy for Non-Payment Defaults. Subject to applicable law, upon the occurrence of a Payment Default (as defined below), the Company shall be required to repay the entire unpaid principal amount of this Note and all accrued and unpaid interest hereon in the form of such number of fully paid and nonassessable shares of Common Stock (as defined below) (calculated to the nearest 1/100 of a share) as may be determined by dividing such unpaid principal amount and accrued and unpaid interest by the Share Repayment Price (as defined below). For the avoidance of doubt, the Company shall not be required to register such Common Stock under the Securities Act.

(i)	The Company shall not issue any shares of Common Stock pursuant to the terms of this Note if the issuance of such shares of Common Stock (taken together with the issuance of all other shares of Common Stock pursuant to the terms of the Notes) would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of the Notes without breaching the Company’s obligations under the rules or regulations of the Nasdaq National Market, except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules of the Nasdaq National Market for issuances of shares of Common Stock in excess of such amount.

        4.  Definitions.  Capitalized terms used in this Note and not otherwise defined have the meanings given to them in the Credit Agreement. Unless otherwise defined in this Note, the following capitalized terms shall have the following respective meanings when used herein:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company authorized at the date of this instrument as originally executed. Subject to the provisions of Section 3, shares issuable on repayment of the Notes or repurchase of this Note shall include only Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on repayment of this Note shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company Average Trading Price” shall mean the volume weighted average closing sale price of one share of Common Stock for the ninety (90) consecutive Trading Days ending on (and including) the Trading Day that is two (2) Trading Days immediately preceding the Payment Default (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Credit Agreement” means the Credit Agreement, dated as of October 26, 2016, entered into by and between the Company and Guanfu.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

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“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Guanfu” means Guanfu Holding Co., Ltd., a company duly established and validly existing under the laws of the People’s Republic of China. In order to fulfill this Note and Credit Agreement, Guanfu is about to make its subsidiary be the entity to accomplish the obligations and as the Holder, so “Guanfu” refers to “Guanfu or its subsidiary”.

“Payment Default” means an Event of Default specified in Section 3(a)(i) or 3(a)(ii).

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Share Repayment Price” on any day shall equal ninety percent (90%) of the Company Average Trading Price.

“Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person that would constitute a significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X of the Commission.

“Subsidiary” shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture, limited liability company or other association is at the time directly or indirectly owned and controlled by the Company, and (c) any other entity included in the financial statements of the Company on a consolidated basis.

“Trading Day” means (i) if the Common Stock is admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not admitted to trading on the Nasdaq National Market or listed or admitted for trading on any national securities exchange or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

    5.  Other.

    (a) No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest, if any, on this Note at the times, places and rate, and in the coin or currency, herein prescribed or to repay this Note as herein provided.

    (b) The Company will give prompt written notice to the holder of this Note of any change in the location of the Designated Office. Any notice to the Company or to the holder of this Note shall be given in the manner set forth in the Credit Agreement.

    (c) The transfer of this Note is registrable on the register maintained by the Company upon surrender of this Note for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service

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charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

    (d) This Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, United States of America, without regard to principles of conflicts of laws.

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    IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: December 31, 2016

Amyris, Inc.

By:	/s/ John Melo

Name:	John Melo
Title:	President and Chief Executive Officer

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